SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                  FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
    OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number 0-1748

                          MAJOR REALTY CORPORATION
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           (Exact name of registrant as specified in its charter)

                            5728 Major Boulevard
                           Orlando, Florida 32819
                               (407) 351-1111
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                  Common Stock, $0.01 Par Value Per Share
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          (Title of each class of securities covered by this Form)



    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   (X)       Rule 12h-3(b)(1)(i) (X)
           Rule 12g-4(a)(1)(ii)  ( )       Rule 12h-3(b)(1)(ii)( )
           Rule 12g-4(a)(2)(i)   ( )       Rule 12h-3(b)(2)(i) ( )
           Rule 12g-4(a)(2)(ii)  ( )       Rule 12h-3(b)(2)(ii ( )
                                           Rule 15d-6          ( )

 Approximate number of holders of record as of the certification or notice
 date:      1

           Pursuant to the requirements of the Securities Exchange Act of 134 Major Realty Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


 Date: June 30, 1998                   By:  /s/ Lawrence J. Cohen
                                           --------------------------------
                                            Name:  Lawrence J. Cohen
                                            Title: President